Exhibit 99.5

Poster Presentation at ICML, Lugano, Switzerland (June 19-22, 2013)
Abstract: Cytokine quantification in high-risk chronic lymphocytic leukemia (CLL) patients treated with ibrutinib and rituximab

Iris de Weerdt1, Julia Hoellenriegel1, Susan O’Brien1, Michael J. Keating1, William G. Wierda1, Joseph J. Buggy2 and Jan A. Burger1

1 Department of Leukemia, The University of Texas M.D. Anderson Cancer Center, Houston, TX, USA
2 Pharmacyclics, Inc., Sunnyvale, CA, USA

Introduction: The B cell receptor (BCR) pathway plays an important role in CLL, affecting proliferation and survival. BTK is a critical kinase in BCR signal transduction. Ibrutinib, an oral BTK inhibitor, disrupts BCR signaling as well as other signaling pathways, such as the CXCL12-CXCR4 axis and shows encouraging early clinical results. The aim of the current study was to evaluate in vivo effects of ibrutinib on plasma cytokine and chemokine levels in CLL patients.

Methods: High-risk CLL patients (deletion of 17p or tp53 mutation; remission duration <3 years after firstline chemoimmunotherapy or previously treated 11q del) were treated with ibrutinib and rituximab. Using multiplex bead assays (Millipore) the levels of 32 cytokines and chemokines were measured in plasma samples. Blood samples before treatment, after 1 month and 3 months of treatment were available from 26 patients. In addition, plasma levels of soluble BAFF, APRIL and CD40L were measured with ELISA.

Results: Plasma levels of TNF-α were significantly reduced from 76.12 pg/mL (±9.794) to 24.39 pg/mL ±2.868) and 21.3 pg/mL (±3.599) after 1 and 3 months, respectively. Furthermore, levels of IFN-α2 and IL-8 decreased significantly after 1 month of treatment. Ibrutinib treatment results in a shift of CLL cells from the lymph nodes to the peripheral blood. In line with this effect, we found marked reductions in chemokine levels of CCL19, CCL21 and CXCL13, chemokines that stimulate lymphocytes homing in lymphatic tissues. Interestingly, levels of CXCL12 were unaffected by ibrutinib treatment. TNF members APRIL and CD40 ligand levels remained stable after treatment, but there was a robust upregulation of BAFF, especially after 3 months. Mean levels increased from 0.9913 ng/mL (±0.069) to 1.068 ng/mL (±0.071) after 1 month and 1.419 ng/mL (±0.154) after 3 months.

Conclusion: Our results demonstrate that ibrutinib has multiple effects in vivo besides inhibition of BCR signaling. Levels of several cytokines, which may provide in vivo stimuli to CLL cells, decrease. Furthermore, we saw a reduction of tissue homing chemokines.

Disclosures: Susan O’Brien and Jan A. Burger: Research funding from Pharmacyclics; Joseph J. Buggy: employment and stockholder with Pharmacyclics